Exhibit 2.1

FORM OF
SEPARATION AND DISTRIBUTION AGREEMENT
BY AND AMONG
W. R. GRACE & CO.,
W. R. GRACE & CO.-CONN.
AND
GCP APPLIED TECHNOLOGIES INC.
DATED AS OF [•], 2016

W/2459573

TABLE OF CONTENTS
Page
Article I DEFINITIONS    2
Article II THE SEPARATION    15
2.1Transfer of Assets and Assumption of Liabilities    15
2.2GCP Assets; Grace Assets    17
2.3GCP Liabilities; Grace Liabilities    21
2.4Approvals and Notifications.    24
2.5Novation of Liabilities    27
2.6Release of Guarantees    28
2.7Termination of Agreements    29
2.8Treatment of Shared Contracts    30
2.9Bank Accounts; Cash Balances    31
2.10Ancillary Agreements    32
2.11Disclaimer of Representations and Warranties    32
2.12Financial Information Certifications    32
Article III THE DISTRIBUTION    32
3.1Sole and Absolute Discretion; Cooperation    32
3.2Actions Prior to the Distribution    33
3.3Conditions to the Distribution    34
3.4The Distribution    36
Article IV MUTUAL RELEASES; INDEMNIFICATION    37
4.1Release of Pre-Distribution Claims    37
4.2Indemnification by GCP    39
4.3Indemnification by Grace    40
4.4Indemnification Obligations Net of Insurance Proceeds and Other Amounts    40
4.5Procedures for Indemnification of Third-Party Claims    41
4.6Additional Matters    43
4.7Right of Contribution    44
4.8Covenant Not to Sue or Assert Defense    45
4.9Remedies Cumulative    45
4.10Survival of Indemnities    45
4.11Real Property Transfer Documents    45
Article V CERTAIN OTHER MATTERS    46
5.1Insurance Matters    46
5.2Late Payments    48
5.3Treatment of Payments for Tax Purposes    48
5.4Inducement    48
5.5Post-Effective Time Conduct    49

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Article VI EXCHANGE OF INFORMATION; CONFIDENTIALITY    49
6.1Agreement for Exchange of Information    49
6.2Ownership of Information    50
6.3Compensation for Providing Information    50
6.4Record Retention    50
6.5Limitations of Liability    50
6.6Other Agreements Providing for Exchange of Information    50
6.7Production of Witnesses; Records; Cooperation    51
6.8Privileged Matters    51
6.9Confidentiality    54
6.10Protective Arrangements    55
6.11Name Change Obligation    55
Article VII DISPUTE RESOLUTION    55
7.1Good-Faith Negotiation    55
7.2Mediation    56
7.3Arbitration    56
7.4Litigation and Unilateral Commencement of Arbitration    57
7.5Conduct During Dispute Resolution Process    58
Article VIII FURTHER ASSURANCES AND ADDITIONAL COVENANTS    58
8.1Further Assurances    58
Article IX TERMINATION    59
9.1Termination    59
9.2Effect of Termination    59
Article X MISCELLANEOUS    59
10.1Counterparts; Entire Agreement; Corporate Power    59
10.2Governing Law    60
10.3Assignability    61
10.4Third-Party Beneficiaries    61
10.5Notices    61
10.6Severability    62
10.7Force Majeure    62
10.8No Set-Off    62
10.9Publicity    63
10.10Expenses    63
10.11Headings    63
10.12Survival of Covenants    63
10.13Waivers of Default    63
10.14Specific Performance    63
10.15Amendments    63
10.16Interpretation    64
10.17Limitations of Liability    64

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10.18Performance    64
10.19Mutual Drafting    65
10.20Existing Plan of Reorganization    65

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SCHEDULES

Schedule 1.1             Specified Delayed GCP Assets
Schedule 1.2             GCP Carveout Group Members
Schedule 1.3            GCP Contracts
Schedule 1.4            GCP Registered Intellectual Property
Schedule 1.5            GCP IT Hardware
Schedule 1.6            GCP Owned Real Property
Schedule 1.7            GCP Leased Real Property
Schedule 1.8            GCP Transferred Entities
Schedule 1.9            Grace Asbestos Liabilities
Schedule 1.10            Grace Contracts
Schedule 1.11            Grace Registered Intellectual Property
Schedule 1.12            Grace IT Hardware
Schedule 1.13            Grace Names
Schedule 1.14            Grace Owned Real Property
Schedule 1.15            Grace Leased Real Property
Schedule 1.16            Grace Transferred Entities
Schedule 2.2(a)(i)(L)        Additional GCP Assets
Schedule 2.2 (a)(i)        Excluded GCP Assets (Grace Group)
Schedule 2.2(a)(ii)(B)        GCP Contracts (GCP Carveout Group)
Schedule 2.2(a)(ii)(C)        GCP IP (GCP Carveout Group)
Schedule 2.2(a)(ii)(D)        GCP Permits (GCP Carveout Group)
Schedule 2.2 (a)(ii)        Excluded GCP Assets (GCP Carveout Group)
Schedule 2.2(b)(i)(K)        Additional Grace Assets
Schedule 2.2(b)(i)        Excluded Grace Assets (GCP Carveout Group)
Schedule 2.2(b)(ii)(B)        Grace Contracts (Grace Group)
Schedule 2.2(b)(ii)(C)        Grace IP (Grace Group)
Schedule 2.2(b)(ii)(D)        Grace Permits (Grace Group)
Schedule 2.2(b)(ii)        Excluded Grace Assets (Grace Group)
Schedule 2.3(a)(i)(G)        Additional GCP Liabilities
Schedule 2.3(a)(i)         Excluded GCP Liabilities
Schedule 2.3(a)(ii)         Excluded GCP Liabilities (GCP Carveout Group)
Schedule 2.3(b)(i)(F)        Additional Grace Liabilities
Schedule 2.3(b)(i)        Excluded Grace Liabilities (GCP Carveout Group)
Schedule 2.3(b)(ii)        Excluded Grace Liabilities (Grace Group)
Schedule 2.5(a)        Exceptions to GCP Novation
Schedule 2.5(b)        Exceptions to Grace Novation
Schedule 2.7(b)(ii)        Termination Matters
Schedule 4.3(e)        Form 10 Indemnification

EXHIBITS

Exhibit A	Amended and Restated Certificate of Incorporation of GCP Applied Technologies Inc.

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Exhibit B	Amended and Restated By-laws of GCP Applied Technologies Inc.

Exhibit C	Restructuring Steps Memorandum

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SEPARATION AND DISTRIBUTION AGREEMENT
This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [•], 2016 (this “Agreement”), is by and among W. R. Grace & Co., a Delaware corporation (“Grace”), W. R. Grace & Co.-Conn., a Connecticut corporation (“Grace Conn”) and GCP Applied Technologies Inc., a Delaware corporation (“GCP”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.
R E C I T A L S
WHEREAS, the board of directors of Grace (the “Grace Board”) has determined that it is in the best interests of Grace and its stockholders to create a new publicly traded company that will operate the GCP Business;
WHEREAS, in furtherance of the foregoing, the Grace Board has determined that it is appropriate and desirable to separate the GCP Business from the Grace Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Grace Shares on the Record Date of all the outstanding GCP Shares (the “Distribution”);
WHEREAS, GCP has been incorporated solely for these purposes and has not engaged in activities except in preparation for the Separation and the Distribution;
WHEREAS, as described in the Restructuring Steps Memorandum, it is contemplated that, (i) prior to the Internal Distribution (as defined below), GCP will borrow up to $[•] million in cash from a third party and distribute such funds to Grace Conn (the “First GCP Cash Distribution”), and (ii) after the Internal Distribution and prior to the Distribution, GCP will borrow up to $[•] million in cash from a third party and distribute such funds to Grace;
WHEREAS, for U.S. federal income tax purposes, (a) the transfer by Grace Conn of certain GCP Assets directly to GCP in exchange for (i) the issuance by GCP to Grace Conn of GCP Shares, (ii) the assumption by GCP of certain GCP Liabilities and (iii) the distribution by GCP to Grace Conn of any cash (the “Contribution”) and (b) the Internal Distribution, taken together, are intended to qualify under Section 355 and Section 368(a)(1)(D) of the Code;
WHEREAS, for U.S. federal income tax purposes, the Distribution is intended to qualify under Section 355 of the Code;
WHEREAS, Grace expects to receive one or more opinions of outside legal counsel or tax advisors regarding the U.S. federal income tax treatment of (i) the Contribution and the Internal Distribution, taken together, and (ii) the Distribution (the “Tax Opinions”);
WHEREAS, GCP and Grace have prepared, and GCP has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth disclosure concerning GCP, the Separation and the Distribution;
WHEREAS, each of Grace, Grace Conn and GCP has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the

Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of Grace, GCP and the members of their respective Groups following the Distribution;
WHEREAS, in furtherance of the Separation and Distribution, Grace, Grace Conn and GCP previously entered into that certain Plan of Reorganization, dated October 6, 2015 (as amended, supplemented, or otherwise modified prior to the date hereof, the “Plan of Reorganization”); and
WHEREAS, in furtherance of the Separation and Distribution, Grace, Grace Conn and GCP now desire to amend and restate the Plan of Reorganization in its entirety on the terms set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS
For the purpose of this Agreement, the following terms shall have the following meanings:
“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.
“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the GCP Group shall be deemed to be an Affiliate of any member of the Grace Group and (b) no member of the Grace Group shall be deemed to be an Affiliate of any member of the GCP Group.
“Agent” shall mean the trust company or bank duly appointed by Grace to act as distribution agent, transfer agent and registrar for the GCP Shares in connection with the Distribution.
“Agreement” shall have the meaning set forth in the Preamble.
“Ancillary Agreement” shall mean all agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, including the Employee Matters Agreement, the Tax Sharing Agreement, the Transition Services Agreement, Cross License Agreement, the Transitional License Agreement, the Site Service Agreements, and the Transfer Documents.
“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.
“Arbitration Request” shall have the meaning set forth in Section 7.3(a).

“Asbestos Liabilities” shall mean all asbestos-related Liabilities for personal injury, property damage or environmental remediation, whether arising before, on or after the Effective Time.
“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Contribution” shall have the meaning set forth in the Recitals.
“CPR” shall have the meaning set forth in Section 7.2.
“Cross License Agreement” shall mean the Cross License Agreement to be entered into by and between Grace Conn, Grace Gmbh & Co. KG, and GCP in connection with the Separation and the Distribution.
“Delayed GCP Asset” shall have the meaning set forth in Section 2.4(c) and for the avoidance of doubt shall include the assets set forth on Schedule 1.1.
“Delayed GCP Liability” shall have the meaning set forth in Section 2.4(c).
“Delayed Grace Asset” shall have the meaning set forth in Section 2.4(h).
“Delayed Grace Liability” shall have the meaning set forth in Section 2.4(h).
“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Separation, the Distribution or the GCP Group or primarily relates to the transactions contemplated hereby.
“Dispute” shall have the meaning set forth in Section 7.1.
“Distribution” shall have the meaning set forth in the Recitals.
“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Grace Board in its sole and absolute discretion.

“Distribution Ratio” shall mean a number equal to [•].
“Effective Time” shall mean 11:59 p.m., New York City time, on the Distribution Date.
“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between Grace and GCP or members of their respective Groups in connection with the Separation and the Distribution.
“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.
“Environmental Liabilities” shall mean all Liabilities, other than Asbestos Liabilities, relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.
“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
“Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.
“Form 10” shall mean the registration statement on Form 10 filed by GCP with the SEC to effect the registration of GCP Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.
“GCP” shall have the meaning set forth in the Preamble.
“GCP Accounts” shall have the meaning set forth in Section 2.9(a).

“GCP Assets” shall have the meaning set forth in Section 2.2(a).
“GCP Balance Sheet” shall mean the pro forma combined balance sheet of the GCP Business, including any notes and subledgers thereto, as of [•], as presented in the Information Statement.
“GCP Business” shall mean the development, manufacture and sale of (a) construction chemicals, including concrete admixtures, cement additives, and related products and services, (b) building materials, including waterproofing membranes, vapor and air barriers, fire protection materials, and related products and services, (c) packaging products, including can and closure sealants, can and closure coatings, and related products and services and (d) carbon dioxide absorbents and related products and services used in anesthesiology and mine safety applications and sold under the Sodasorb® name conducted at any time prior to the Effective Time by either Party or any of their current or former Subsidiaries.
“GCP By-laws” shall mean the Amended and Restated By-laws of GCP, substantially in the form of Exhibit B.
“GCP Carveout Group Members” shall mean the members of the GCP Group identified on Schedule 1.2.
“GCP Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of GCP, substantially in the form of Exhibit A.
“GCP Contracts” shall mean the following contracts and agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing; provided that GCP Contracts shall not include any contract or agreement that is contemplated to be retained by Grace or any member of the Grace Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement :
(a)    other than contracts and agreements that are Shared Indirect Supply Chain Contracts, any customer, distribution, supply or vendor contract or agreement or license agreement entered into prior to the Effective Time that is primarily related to the GCP Business as of the Effective Time;
(b)    any Shared Indirect Supply Chain Contract entered into prior to the Effective Time to which a GCP Carveout Group Member is a party;
(c)    any guarantee, indemnity, representation, covenant, warranty or other Liability of either Party or any member of its Group in respect of any other GCP Contract, any GCP Liability or the GCP Business;
(d)    any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any GCP Group Employee or consultants of the GCP Group that are in effect as of the Effective Time;

(e)    any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to any member of the GCP Group;
(f)    any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements that is primarily related to the GCP Business as of the Effective Time; and
(g)    any contracts, agreements or settlements listed on Schedule 1.3, including the right to recover any amounts under such contracts, agreements or settlements.
“GCP Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by GCP and that will be members of the GCP Group as of immediately prior to the Effective Time.
“GCP Group” shall mean (a) prior to the Effective Time, GCP and each Person that will be a Subsidiary of GCP immediately following the Effective Time, including the GCP Transferred Entities, even if, prior to the Effective Time, such Person is not a Subsidiary of GCP; and (b) on and after the Effective Time, GCP and each Person that is a Subsidiary of GCP.
“GCP Indemnitees” shall have the meaning set forth in Section 4.3.
“GCP Intellectual Property” shall mean (a) the Registrable IP set forth on Schedule 1.4 and (b) all Other IP owned or controlled by either Party or any member of its Group as of the Effective Time that is primarily used or primarily held for use in the GCP Business as of the Effective Time.
“GCP IT Hardware” shall mean the assets set forth on Schedule 1.5.
“GCP Liabilities” shall have the meaning set forth in Section 2.3(a).
“GCP Permits” shall mean all Permits owned or licensed by either Party or member of its Group that are primarily used or primarily held for use in the GCP Business as of the Effective Time.
“GCP Real Property” shall mean (a) the Real Property owned by either Party or member of its Group as of the Effective Time listed or described on Schedule 1.6 and (b) the Real Property Leases to which either Party or member of its Group is party as of the Effective Time set forth on Schedule 1.7.
“GCP Shares” shall mean the shares of common stock, par value $0.01 per share, of GCP.
“GCP Software” shall mean all Software owned or licensed by either Party or member of its Group that is primarily used or primarily held for use in the GCP Business as of the Effective Time.

“GCP Sold and Discontinued Businesses” shall mean any terminated, divested or discontinued businesses, operations and activities of either Party or any member of its Group formerly that were formerly a part of, or were managed by the management of, the business, operations or activities constituting the GCP Business.
“GCP Technology” shall mean all Technology owned, controlled or licensed by either Party or any member of its Group that is primarily used or primarily held for use in the GCP Business as of the Effective Time.
“GCP Transferred Entities” shall mean the entities set forth on Schedule 1.8.
“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.
“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.
“Grace” shall have the meaning set forth in the Preamble.
“Grace Accounts” shall have the meaning set forth in Section 2.9(a).
“Grace Asbestos Liabilities” shall mean all Asbestos Liabilities, except for Liabilities with respect to property damage or environmental remediation at sites set forth on Schedule 1.9 or sites otherwise owned or operated by the GCP Business on or after the Effective Time.
“Grace Assets” shall have the meaning set forth in Section 2.2(b).
“Grace Board” shall have the meaning set forth in the Recitals.
“Grace Business” shall mean the development, manufacture and sale of (a) fluid catalytic cracking catalysts and additives, hydroprocessing catalysts, polyolefin catalysts (including polypropylene process technology) and catalyst supports, other chemical catalysts, and related products and services and (b) silica-based and silica-alumina-based materials, including but not limited to silica gels, precipitated silicas, and colloidal silicas, used in coatings, print media, consumer, industrial, and pharmaceutical, life science and related applications, and related products and services conducted at any time prior to the Effective Time by either Party or any member of its Group .
“Grace Conn” shall have the meaning set forth in the Preamble.
“Grace Contracts” shall mean the following contracts and agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing; provided that Grace Contracts shall not include any contract or agreement that is contemplated to be retained by GCP or any member of the GCP Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement:
(a)    other than contracts and agreements that are Shared Indirect Supply Chain Contracts, any customer, distribution, supply or vendor contract or agreement or license agreement entered into prior to the Effective Time that is primarily related to the Grace Business as of the Effective Time;
(b)    any Shared Indirect Supply Chain Contract that is not a GCP Contract;
(c)    any guarantee, indemnity, representation, covenant, warranty or other Liability of either Party or any member of its Group in respect of any other Grace Contract, any Grace Liability or the Grace Business;
(d)    any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any Grace Group Employee or consultants of the Grace Group that are in effect as of the Effective Time;
(e)    any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to any member of the Grace Group;
(f)    any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements that is primarily related to the Grace Business as of the Effective Time; and
(g)    any contracts, agreements or settlements listed on Schedule 1.10, including the right to recover any amounts under such contracts, agreements or settlements.
“Grace Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Grace and that will be members of the Grace Group as of immediately prior to the Effective Time.
“Grace Group” shall mean Grace and each Person that is a Subsidiary of Grace (other than GCP and any other member of the GCP Group).
“Grace Indemnitees” shall have the meaning set forth in Section 4.2.
“Grace Intellectual Property” shall mean (a) the Registrable IP set forth on Schedule 1.11 and (b) all Other IP owned or controlled by either Party or any member of its Group as of the Effective Time that is primarily used or primarily held for use in the Grace Business as of the Effective Time.

“Grace IT Hardware” shall mean the assets set forth on Schedule 1.12.
“Grace Liabilities” shall have the meaning set forth in Section 2.3(b).
“Grace Name and Grace Marks” shall mean the registered, applied for renewed or unregistered names, marks, trade dress, logos, monograms, slogans, color and font style schemes, tag lines, domain names and other source or business identifiers of either Party or any member of its Group using or containing “Grace” or the names set forth on Schedule 1.13, either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, slogans, color and font style schemes, tag lines, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.
“Grace Permits” shall mean all Permits owned or licensed by either Party or member of its Group that are primarily used or primarily held for use in the Grace Business as of the Effective Time.
“Grace Real Property” shall mean (a) all of the Real Property owned by either Party or member of its Group as of the Effective Time listed or described on Schedule 1.14, and (b) all the Real Property Leases to which either Party or member of its Group is party as of the Effective Time set forth on Schedule 1.15.
“Grace Shares” shall mean the common shares of Grace.
“Grace Software” shall mean all Software owned or licensed by either Party or member of its Group that is primarily used or primarily held for use in the Grace Business as of the Effective Time.
“Grace Sold and Discontinued Businesses” shall mean any terminated, divested or discontinued businesses, operations and activities of either Party or any member of its Group formerly that were formerly a part of, or were managed by the management of, the business, operations or activities constituting the Grace Business.
“Grace Technology” shall mean all Technology owned, controlled or licensed by either Party or any member of its Group that is primarily used or primarily held for use in the Grace Business as of the Effective Time.
“Grace Transferred Entities” shall mean the entities set forth on Schedule 1.16.
“Group” shall mean either the GCP Group or the Grace Group, as the context requires.
“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.
“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).
“Indemnitee” shall have the meaning set forth in Section 4.4(a).
“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).
“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data; provided that “Information” shall not include Registrable IP.
“Information Statement” shall mean the information statement to be sent to the holders of Grace Shares in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.
“Initial Notice” shall have the meaning set forth in Section 7.1.
“Internal Distribution” means the distribution by Grace Conn to Grace, in its capacity as the sole shareholder of Grace Conn, of all the outstanding GCP Shares.
“Insurance Proceeds” shall mean those monies:
(a)    received by an insured from an insurance carrier; or
(b)    paid by an insurance carrier on behalf of the insured;
in any such case net of any applicable premium adjustments (including retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.
“Intellectual Property” shall mean all of the following whether arising under the Laws of the U.S. or of any other foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, registrations and related rights, (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software, and (f) any other intellectual property rights arising from or in respect of any Technology.
“IRS” shall mean the U.S. Internal Revenue Service.
“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.
“Legacy Sold and Discontinued Businesses” shall mean any terminated, divested or discontinued businesses of either Party or any member of its Group that are neither GCP Sold and Discontinued Businesses nor Grace Sold and Discontinued Businesses.
“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.
“Linked” shall have the meaning set forth in Section 2.9(a).
“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.
“Mediation Request” shall have the meaning set forth in Section 7.2.
“NYSE” shall mean the New York Stock Exchange.

“Other IP” shall mean (a) all Intellectual Property, other than Registrable IP, that is owned by either Party or any member of its Group as of the Effective Time, and (b) any other rights under Intellectual Property, other than Registrable IP, that is controlled, but not owned, by either Party or any member of its Group as of the Effective Date, including, but not limited to, rights licensed or sub-licensed from a Third Party.
“Parties” shall mean the parties to this Agreement.
“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.
“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.
“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” at www.bloomberg.com/markets/rates-bonds/key-rates/ or on a Bloomberg terminal at PRIMBB Index.
“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any other member of its Group would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.
“Project” shall have the meaning set forth in Section 8.2.
“Real Property” shall mean land together with all easements, rights and interests arising out of the ownership thereof or appurtenant thereto and all buildings, structures, improvements and fixtures located thereon.
“Real Property Leases” shall mean all leases to Real Property and, to the extent covered by such leases, any and all buildings, structures, improvements and fixtures located thereon.
“Record Date” shall mean the close of business on the date to be determined by the Grace Board as the record date for determining holders of Grace Shares entitled to receive GCP Shares pursuant to the Distribution.
“Record Holders” shall mean the holders of record of Grace Shares as of the Record Date.
“Registrable IP” shall mean all patents, patent applications, statutory invention registrations, registered trademarks and registered service marks.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).
“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.
“Restructuring Steps Memorandum” shall mean the memorandum attached as Exhibit C hereto setting forth the restructuring steps taken or to be taken prior to the Effective Time and the sequence thereof.
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.
“Separation” shall have the meaning set forth in the Recitals.
“Shared Contract” shall have the meaning set forth in Section 2.8(a).
“Shared Indirect Supply Chain Contracts” shall mean any supply or vendor contract or agreement to which either Party or any member of its Group is a party, whether or not in writing, other than supply or vendor contracts or agreements related to the purchase of raw materials.
“Site Service Agreements” shall mean (1) the Atsugi, Japan Site Service Agreement to be entered into by and among Grace Japan Kabuskiki Kaishi and W. R. Grace Japan K.K.; (2) the Bogota, Columbia Site Service Agreement to be entered into by and among Grace Colombia, S.A. and Grace Holdings, S.A. de C.V., Sucursal de Colombia; (3) the Dubai, United Arab Emirates Site Service Agreement to be entered into by and among Emirate Chemicals LLC and Grace GmbH & Co. KG; (4) the Epernon, France Site Service Agreement to be entered into by and among W. R. Grace S.A. and Alltech France S.A.R.L.; (5) the Epping Australia Site Service Agreement to be entered into by and among Grace Australia Pty. Ltd. and Alltech Associates (Australia) Pty. Ltd.; (6) the Passirana, Italy Site Service Agreement to be entered into by and among W. R. Grace Italiana S.p.A. and Grace Italy S.r.l.; (7) the Shanghai City, China Site Service Agreement to be entered into by and among Grace Trading (Shanghai) Co., Ltd. and Grace China Limited; and (8) the Sorocaba, Brazil Site Service Agreement to be entered into by and among Grace Brasil Ltda. and W. R. Grace Brasil Indústria e Comércia de Produtos Químicos Ltda.
“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code,

object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.
“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.
“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.
“Tax” shall have the meaning set forth in the Tax Sharing Agreement.
“Tax Sharing Agreement” shall mean the Tax Sharing Agreement to be entered into by and between Grace and GCP or members of their respective Groups in connection with the Separation and the Distribution.
“Tax Opinion” shall have the meaning set forth in the Recitals.
“Tax Return” shall have the meaning set forth in the Tax Sharing Agreement.
“Technology” shall mean all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.
“Third Party” shall mean any Person other than the Parties or the members of their respective Groups.
“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).
“Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between Grace Conn and GCP or members of their respective Groups in connection with the Separation and the Distribution.
“Transitional License Agreement” shall mean the Grace Transitional License Agreement to be entered into by and between Grace Conn and GCP in connection with the Separation and the Distribution.
“Unreleased GCP Liability” shall have the meaning set forth in Section 2.5(a)(ii).
“Unreleased Grace Liability” shall have the meaning set forth in Section 2.5(b)(ii).
“U.S.” shall mean the United States of America.
ARTICLE II
THE SEPARATION
2.1    Transfer of Assets and Assumption of Liabilities.

(a)    Unless otherwise provided in this Agreement or in any Ancillary Agreement, on or prior to the Effective Time in accordance with the Restructuring Steps Memorandum, and to the extent not previously effected prior to the date hereof pursuant to the steps of the Restructuring Steps Memorandum or the Plan of Reorganization:
(i)    Transfer and Assignment of GCP Assets. Grace shall, and shall cause the applicable members of the Grace Group to, and Grace Conn shall, and shall cause the other members of the Grace Group to, contribute, assign, transfer, convey and deliver to GCP, or the applicable GCP Designees, and GCP or such GCP Designees shall accept from Grace and the applicable members of the Grace Group, all of Grace’s and such Grace Group member’s respective direct or indirect right, title and interest in and to all GCP Assets held by Grace or a member of the Grace Group (it being understood that if any GCP Asset shall be held by a GCP Transferred Entity or Subsidiary of a GCP Transferred Entity, such GCP Asset may be considered to be so assigned, transferred, conveyed and delivered to GCP or a GCP Designee as a result of the transfer of equity interests in such GCP Transferred Entity from Grace or the applicable member(s) of the Grace Group to GCP or the applicable GCP Designee);
(ii)    Acceptance and Assumption of GCP Liabilities. GCP and the applicable GCP Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all of the GCP Liabilities owed by any member of the Grace Group in accordance with their respective terms. GCP and such GCP Designees shall be responsible for all GCP Liabilities in accordance with their respective terms, regardless of when or where such GCP Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such GCP Liabilities are asserted or determined (including any GCP Liabilities arising out of claims made by Grace’s or GCP’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Grace Group or the GCP Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Grace Group or the GCP Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;
(iii)    Payment of First GCP Cash Distribution. Prior to the Internal Distribution, GCP will pay to Grace Conn the First GCP Cash Distribution in partial exchange for assets transferred by Grace Conn to GCP;
(iv)    Transfer and Assignment of Grace Assets. Grace and Grace Conn shall cause the applicable members of the GCP Group to, contribute, assign, transfer, convey and deliver to Grace or the applicable Grace Designees, and Grace or such Grace Designees shall accept from GCP and the applicable members of the GCP Group, all of GCP’s and such GCP Group member’s respective direct or indirect right, title and interest in and to all Grace Assets held by GCP or a member of the GCP Group (it being understood that if any Grace Asset shall be held by a Person all of the outstanding equity of which is included in the Grace Assets to be transferred pursuant to this Section 2.1(a)(iv), such Grace Asset may be considered to be so assigned, transferred, conveyed and delivered to Grace as a result of the transfer of all of the equity interests in such person from GCP or the applicable member(s) of the GCP Group to Grace or the applicable Grace Designee); and
(v)    Acceptance and Assumption of Grace Liabilities. Grace and the applicable Grace Designee shall accept, assume and agree faithfully to perform, discharge and fulfill all of the Grace Liabilities owed by any member of the GCP Group in accordance with their respective terms. Grace and such Grace Designees shall be responsible for all Grace Liabilities in accordance with their respective terms, regardless of when or where such Grace Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Grace Liabilities are asserted or determined (including any Grace Liabilities arising out of claims made by Grace’s or GCP’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Grace Group or the GCP Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Grace Group or the GCP Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.
(b)    Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a) and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.”
(c)    Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such other Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such first Party shall promptly transfer, or cause to be transferred, such Asset to the other Party so entitled thereto (or to a member of such other Party’s Group), and such other Party (or member of such other Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s Group) shall receive or otherwise assume any Liability that is allocated to the other Party (or any member of such other Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such first Party shall promptly transfer, or cause to be transferred, such Liability to the other Party responsible therefor (or to a member of such other Party’s Group), and such other Party (or member of such other Party’s Group) shall accept, assume and agree to faithfully perform such Liability.
(d)    Waiver of Bulk-Sale and Bulk-Transfer Laws. GCP hereby waives compliance by each and every member of the Grace Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the GCP Assets to any member of the GCP Group. Grace hereby waives compliance by each and every member of the GCP Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Grace Assets to any member of the Grace Group.
2.2    GCP Assets; Grace Assets.
(a)    GCP Assets. For purposes of this Agreement, “GCP Assets” shall mean, without duplication:
(i)    to the extent such Assets are Assets of the members of the Grace Group:

(A)    all issued and outstanding capital stock of, or other equity interests in, the GCP Transferred Entities as of the Effective Time;
(B)    all Assets (including cash and cash equivalents) included or reflected as Assets of the GCP Group on the GCP Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the GCP Balance Sheet; provided that the amounts set forth on the GCP Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of GCP Assets pursuant to this subclause (B);
(C)    all Assets as of the Effective Time that are of a nature or type that would have resulted in such Assets being included or reflected as Assets of GCP or members of the GCP Group on a pro forma combined balance sheet of the GCP Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included or reflected as Assets of the GCP Group on the GCP Balance Sheet), it being understood that: (x) the GCP Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of GCP Assets pursuant to this subclause (C); and (y) the amounts set forth on the GCP Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of GCP Assets pursuant to this subclause (C);
(D)    all Assets as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to GCP or any other member of the GCP Group;
(E)    all rights, interests and claims as of the Effective Time in or with respect to GCP Sold and Discontinued Businesses;
(F)    all GCP Contracts as of the Effective Time and all rights, interests or claims thereunder as of the Effective Time;
(G)    all GCP IT Hardware;
(H)    all GCP Intellectual Property, GCP Software and GCP Technology as of the Effective Time and all rights, interests or claims thereunder as of the Effective Time, and any license of Intellectual Property of any member of the Grace Group to any member of the GCP Group pursuant to the terms of the Intellectual Property and License Agreement;
(I)    all GCP Permits as of the Effective Time and all rights, interests or claims thereunder as of the Effective Time;

(J)    all GCP Real Property as of the Effective Time;
(K)    all rights, interests and claims as of the Effective Time with respect to Information that is primarily related to the other GCP Assets, the GCP Liabilities, the GCP Business or the GCP Transferred Entities and, subject to the provisions of the applicable Ancillary Agreements, a non-exclusive right to all Information that is related to, but not primarily related to, the other GCP Assets, the GCP Liabilities, the GCP Business or the GCP Transferred Entities; and
(L)    any and all Assets set forth on Schedule 2.2(a)(i)(L)).
provided that, notwithstanding the foregoing, with respect to this Section 2.2(a)(i), the GCP Assets shall not in any event include any Asset set forth on Schedule 2.2(a)(i).
(ii)    all Assets of the GCP Carveout Group Members as of the Effective Time, other than Grace Assets, it being understood that such GCP Assets shall include:
(A)    all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by GCP or any other member of the GCP Group;
(B)    all contracts as of the Effective Time that are not Grace Contracts, including the contracts identified on Schedule 2.2(a)(ii)(B);
(C)    all Intellectual Property as of the Effective Time other than the Grace Intellectual Property, including the Intellectual Property identified on Schedule 2.2(a)(ii)(C);
(D)    all Permits of either Party or any of the members of its Group as of the Effective Time other than the Grace Permits, including the Permits identified on Schedule 2.2(a)(ii)(D); and
(E)    all rights, interests and claims as of the Effective Time in or with respect to GCP Sold and Discontinued Business and Legacy Sold and Discontinued Businesses.

provided that, notwithstanding the foregoing, with respect to this Section 2.2(a)(ii), the GCP Assets shall not in any event include any Asset set forth on Schedule 2.2(a)(ii).
(b)    Grace Assets. For the purposes of this Agreement, “Grace Assets” shall mean, without duplication:
(i)    to the extent such Assets are Assets of the GCP Carveout Group Members:

(A)    all issued and outstanding capital stock of, or other equity interests in, the Grace Transferred Entities as of the Effective Time;
(B)    all Assets as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to Grace or any other member of the Grace Group;
(C)    all rights, interests and claims as of the Effective Time in or with respect to Grace Sold and Discontinued Businesses ;
(D)    all Grace Contracts as of the Effective Time and all rights, interests or claims as of the Effective Time;
(E)    all Grace IT Hardware;
(F)    all Grace Intellectual Property, Grace Software and Grace Technology as of the Effective Time and all rights, interests or claims thereunder as of the Effective Time, and any license of Intellectual Property of any member of the Grace Group to any member of the Grace Group pursuant to the terms of the Intellectual Property and License Agreement;
(G)    the Grace Name and Grace Marks;
(H)    all Grace Permits as of the Effective Time and all rights, interests or claims thereunder as of the Effective Time;
(I)    all Grace Real Property as of the Effective Time;
(J)    all rights, interests and claims as of the Effective Time with respect to Information that is primarily related to the other Grace Assets, the Grace Liabilities, the Grace Business or the Grace Transferred Entities and, subject to the provisions of the applicable Ancillary Agreements, a non-exclusive right to all Information that is related to, but not primarily related to, the other Grace Assets, the Grace Liabilities, the Grace Business or the Grace Transferred Entities; and
(K)    any and all Assets set forth on Schedule 2.2(b)(i)(K);
provided that, notwithstanding the foregoing, with respect to this Section 2.2(b)(i), the Grace Assets shall not in any event include any Asset set forth on Schedule 2.2(b)(i).

(ii)    all Assets of the Grace Group members as of the Effective Time, other than GCP Assets, it being understood that such Grace Assets shall include:

(A)    all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Grace or any other member of the Grace Group;
(B)    all contracts as of the Effective Time that are not GCP Contracts, including the contracts identified on Schedule 2.2(b)(ii)(B);
(C)    all Intellectual Property as of the Effective Time other than the GCP Intellectual Property, including the Grace Name and Grace Marks and the Intellectual Property set forth on Schedule 2.2(b)(ii)(C);
(D)    all Permits as of the Effective Time other than the GCP Permits, including the Permits identified on Schedule 2.2(b)(ii)(D); and
(E)    all rights, interests and claims as of the Effective Time in or with respect to Grace Sold and Discontinued Business and Legacy Sold and Discontinued Businesses.;
provided that, notwithstanding the foregoing, with respect to this Section 2.2(b)(ii), the Grace Assets shall not in any event include any Asset set forth on Schedule 2.2(b)(ii).
2.3    GCP Liabilities; Grace Liabilities.
(a)    GCP Liabilities. For the purposes of this Agreement, “GCP Liabilities” shall mean:
(i)    to the extent such Liabilities are Liabilities of the members of the Grace Group:
(A)    all Liabilities included or reflected as liabilities or obligations of GCP or the members of the GCP Group on the GCP Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the GCP Balance Sheet; provided that the amounts set forth on the GCP Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of GCP Liabilities pursuant to this subclause (A);
(B)    all Liabilities as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as Liabilities of GCP or the members of the GCP Group on a pro forma combined balance sheet of the GCP Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the GCP Balance Sheet), it being understood that: (x) the GCP Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of GCP Liabilities pursuant to this subclause

(B); and (y) the amounts set forth on the GCP Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of GCP Liabilities pursuant to this subclause (B);
(C)    all Liabilities, including any Environmental Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the GCP Business, a GCP Sold and Discontinued Business or another GCP Asset;
(D)    any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by GCP or any other member of the GCP Group, and all agreements, obligations and Liabilities of any member of the GCP Group under this Agreement or any of the Ancillary Agreements;
(E)    all Liabilities relating to, arising out of or resulting from the GCP Contracts, the GCP Intellectual Property, the GCP Software, the GCP Technology, the GCP Permits or the GCP IT Hardware;
(F)    all Liabilities relating to, arising out of or resulting from the GCP Real Property;
(G)    all Liabilities set forth on Schedule 2.3(a)(i)(G); and
(H)    all Liabilities arising out of claims made by any Third Party (including Grace’s or GCP’s respective directors, officers, stockholders, employees and agents) against any member of the Grace Group or the GCP Group to the extent relating to, arising out of or resulting from the GCP Business, the GCP Sold and Discontinued Businesses, the other GCP Assets or the other business, operations, activities or Liabilities referred to in clauses (A) through (G) above;
provided that, notwithstanding the foregoing, with respect to this Section 2.3(a)(i), the Parties agree that the Liabilities set forth on Schedule 2.3(a)(i) shall not be GCP Liabilities but instead shall remain Grace Liabilities.
(ii)    all Liabilities of the GCP Carveout Group Members relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case that are not Grace

Liabilities, including all Liabilities arising out of claims made by any Third Party (including Grace’s or GCP’s respective directors, officers, stockholders, employees and agents) against any member of the Grace Group or the GCP Group to the extent relating to, arising out of or resulting from the GCP Business, the GCP Sold and Discontinued Businesses, the Legacy Sold and Discontinued Businesses or the other GCP Assets;
provided that, notwithstanding the foregoing, the Parties agree that, with respect to this Section 2.3(a)(ii), the Liabilities set forth on Schedule 2.3(a)(ii) shall not remain GCP Liabilities but instead shall be Grace Liabilities.
(b)    Grace Liabilities. For the purposes of this Agreement, “Grace Liabilities” shall mean:
(i)    to the extent such Liabilities are Liabilities of the GCP Carveout Group Members:

(A)     all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the Grace Business, a Grace Sold and Discontinued Business or another Grace Asset;
(B)    any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Grace or any other member of the Grace Group, and all agreements, obligations and Liabilities of any member of the Grace Group under this Agreement or any of the Ancillary Agreements;
(C)    all Liabilities relating to, arising out of or resulting from the Grace Contracts, the Grace Intellectual Property, the Grace Software, the Grace Technology, the Grace Permits, or the Grace IT Hardware;
(D)    all Liabilities relating to, arising out of or resulting from the Grace Real Property;
(E)    all Grace Asbestos Liabilities;
(F)    all Liabilities set forth on Schedule 2.3(b)(i)(F); and
(G)    all Liabilities arising out of claims made by any Third Party (including Grace’s or GCP’s respective directors, officers, stockholders, employees and agents) against any member of the Grace Group or the GCP Group to the extent relating to, arising out of or resulting from the Grace Business, the Grace Sold and Discontinued Businesses, the other Grace Assets or the other business, operations, activities or Liabilities referred to in clauses (A) through (E) above.
provided that, notwithstanding the foregoing, the Parties agree that, with respect this Section 2.3(b)(i), the Liabilities set forth on Schedule 2.3(b)(i) shall not be Grace Liabilities but instead shall remain GCP Liabilities.
(ii)     all Liabilities of the members of the Grace Group relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case that are not GCP Liabilities, including all Liabilities arising out of claims made by any Third Party (including Grace’s or GCP’s respective directors, officers, stockholders, employees and agents) against any member of the Grace Group or the GCP Group to the extent relating to, arising out of or resulting from the Grace Business, the Grace Sold and Discontinued Businesses the Legacy Sold and Discontinued Businesses or the other Grace Assets.
provided that, notwithstanding the foregoing, the Parties agree that, with respect to this Section 2.3(b)(ii), the Liabilities set forth on Schedule 2.3(b)(ii) shall not remain Grace Liabilities but instead shall be GCP Liabilities.
2.4    Approvals and Notifications.
(a)    Approvals and Notifications for GCP Assets. To the extent that the transfer or assignment of any GCP Asset contemplated hereby, the assumption of any GCP Liability contemplated hereby, the Separation, or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Grace and GCP, neither Grace nor GCP shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.
(b)    Delayed GCP Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the GCP Group of any GCP Asset or assumption by the GCP Group of any GCP Liability, in each case contemplated hereby, would be a violation of applicable Law or require any Approval or Notification in connection with the Separation or the Distribution that has not been obtained or made by the Effective Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the GCP Group of such GCP Assets or the assumption by the GCP Group of such GCP Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or

Notification has been obtained or made. Notwithstanding the foregoing, any such GCP Assets or GCP Liabilities shall continue to constitute GCP Assets and GCP Liabilities for all other purposes of this Agreement.
(c)    Treatment of Delayed GCP Assets and Delayed GCP Liabilities. If any transfer or assignment of any GCP Asset or any assumption of any GCP Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time, whether as a result of the provisions of Section 2.4(b) or for any other reason (any such GCP Asset, a “Delayed GCP Asset” and any such GCP Liability, a “Delayed GCP Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Grace Group retaining such Delayed GCP Asset or such Delayed GCP Liability, as the case may be, shall thereafter hold such Delayed GCP Asset or retain such Delayed GCP Liability for the account (and at the expense) of the applicable member of the GCP Group, for the use and benefit of the member of the GCP Group entitled thereto (at the expense of the member of the GCP Group entitled thereto). In addition, the member of the Grace Group retaining such Delayed GCP Asset or such Delayed GCP Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed GCP Asset or Delayed GCP Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the GCP Group to which such Delayed GCP Asset is to be transferred or assigned, or which will assume such Delayed GCP Liability, as the case may be, in order to place such member of the GCP Group in a substantially similar position as if such Delayed GCP Asset or Delayed GCP Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed GCP Asset or Delayed GCP Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed GCP Asset or Delayed GCP Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the GCP Group.
(d)    Transfer of Delayed GCP Assets and Delayed GCP Liabilities. If and when the Approval or Notification, the absence of which caused the deferral of transfer or assignment of any Delayed GCP Asset or the deferral of assumption of any Delayed GCP Liability pursuant to Section 2.4(b), is obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed GCP Asset or the assumption of any Delayed GCP Liability have been removed, the transfer or assignment of the applicable Delayed GCP Asset or the assumption of the applicable Delayed GCP Liability, as the case may be, shall be effected in accordance with the terms of this Agreement, the Restructuring Steps Memorandum and/or the applicable Ancillary Agreement.
(e)    Costs for Delayed GCP Assets and Delayed GCP Liabilities. Any member of the Grace Group retaining a Delayed GCP Asset or Delayed GCP Liability due to the deferral of the transfer or assignment of such Delayed GCP Asset or the deferral of the assumption of such Delayed GCP Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by GCP or the member of the GCP Group entitled to the Delayed GCP Asset or Delayed GCP Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by GCP or the member of the GCP Group entitled to such Delayed GCP Asset or Delayed GCP Liability.
(f)    Approvals and Notifications for Grace Assets. To the extent that the transfer or assignment of any Grace Asset or the assumption of any Grace Liability requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Grace and GCP, neither Grace nor GCP shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.
(g)    Delayed Grace Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Grace Group of any Grace Asset or assumption by the Grace Group of any Grace Liability would be a violation of applicable Law or require any Approval or Notifications in connection with the Separation or the Distribution that has not been obtained or made by the Effective Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the Grace Group of such Grace Assets or the assumption by the Grace Group of such Grace Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such Grace Assets or Grace Liabilities shall continue to constitute Grace Assets and Grace Liabilities for all other purposes of this Agreement.
(h)    Treatment of Delayed Grace Assets and Delayed Grace Liabilities. If any transfer or assignment of any Grace Asset or any assumption of any Grace Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time whether as a result of the provisions of Section 2.4(g) or for any other reason (any such Grace Asset, a “Delayed Grace Asset” and any such Grace Liability, a “Delayed Grace Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the GCP Group retaining such Delayed Grace Asset or such Delayed Grace Liability, as the case may be, shall thereafter hold such Delayed Grace Asset or Delayed Grace Liability, as the case may be, for the use and benefit of the member of the Grace Group entitled thereto (at the expense of the member of the Grace Group entitled thereto). In addition, the member of the GCP Group retaining such Delayed Grace Asset or such Delayed Grace Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Grace Asset or Delayed Grace Liability in the ordinary course of business in accordance with past practice and shall take such other actions as may be reasonably requested by the member of the Grace Group to which such Delayed Grace Asset is to be transferred or assigned, or which will assume such Delayed Grace Liability, as the case may be, in order to place such member of the Grace Group in a substantially similar position as if such Delayed Grace Asset or Delayed Grace Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Grace Asset or Delayed Grace Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed GCP Asset or Delayed GCP Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the Grace Group.
(i)    Transfer of Delayed Grace Assets and Delayed Grace Liabilities. If and when the Approval or Notification, the absence of which caused the deferral of transfer or assignment of any Delayed Grace Asset or the deferral of assumption of any Delayed Grace Liability, is obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed Grace Asset or the assumption of any Delayed Grace Liability have been removed, the transfer or assignment of the applicable Delayed Grace Asset or the assumption of the applicable Delayed Grace Liability, as the case may be, shall be effected in accordance with the terms of this Agreement, the Restructuring Steps Memorandum, and/or the applicable Ancillary Agreement.
(j)    Costs for Delayed Grace Assets and Delayed Grace Liabilities. Any member of the GCP Group retaining an Delayed Grace Asset or Delayed Grace Liability due to the deferral of the transfer or assignment of such Delayed Grace Asset or the deferral of the assumption of such Delayed Grace Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Grace or the member of the Grace Group entitled to the Delayed Grace Asset or Delayed Grace Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Grace or the member of the Grace Group entitled to such Delayed Grace Asset or Delayed Grace Liability.
2.5    Novation of Liabilities.
(a)    Novation of GCP Liabilities.
(i)    Except as set forth on Schedule 2.5(a), each of Grace, Grace Conn, and GCP, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all GCP Liabilities and obtain in writing the unconditional release of each member of the Grace Group that is a party to any such arrangements, so that, in any such case, the members of the GCP Group shall be solely responsible for such GCP Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Grace nor GCP shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.
(ii)    If Grace, Grace Conn or GCP is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Grace Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased GCP Liability”), GCP shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Grace Group, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Grace Group that constitute Unreleased GCP Liabilities from and after the Effective Time and (ii) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Grace Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased GCP Liabilities shall otherwise become assignable or able to be novated, Grace and Grace Conn shall promptly assign, or cause to be assigned, and GCP or the applicable GCP Group member shall assume, such Unreleased GCP Liabilities without exchange of further consideration.
(b)    Novation of Grace Liabilities.
(i)    Except as set forth on Schedule 2.5(b), each of Grace, Grace Conn, and GCP, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Grace Liabilities and obtain in writing the unconditional release of each member of the GCP Group that is a party to any such arrangements, so that, in any such case, the members of the Grace Group shall be solely responsible for such Grace Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Grace nor GCP shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.
(ii)    If Grace, Grace Conn or GCP is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the GCP Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Grace Liability”), Grace and Grace Conn shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the GCP Group, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such member of the GCP Group that constitute Unreleased Grace Liabilities from and after the Effective Time and (ii) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the GCP Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Grace Liabilities shall otherwise become assignable or able to be novated, GCP shall promptly assign, or cause to be assigned, and Grace or the applicable Grace Group member shall assume, such Unreleased Grace Liabilities without exchange of further consideration.

2.6    Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:
(a)    On or prior to the Effective Time or as soon as practicable thereafter, each of Grace and GCP shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the Grace Group removed as guarantor of or obligor for any GCP Liability to the extent that they relate to GCP Liabilities, including the removal of any Security Interest on or in any Grace Asset that may serve as collateral or security for any such GCP Liability, and (ii) have any member(s) of the GCP Group removed as guarantor of or obligor for any Grace Liability to the extent that they relate to Grace Liabilities, including the removal of any Security Interest on or in any GCP Asset that may serve as collateral or security for any such Grace Liability.
(b)    To the extent required to obtain a release from a guarantee of:
(i)    any member of the Grace Group, GCP shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Grace Asset that may serve as collateral or security for any such Grace Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (i) with which GCP would be reasonably unable to comply or (ii) which GCP would not reasonably be able to avoid breaching; and
(ii)    any member of the GCP Group, Grace shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any GCP Asset that may serve as collateral or security for any such GCP Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (i) with which Grace would be reasonably unable to comply or (ii) which Grace would not reasonably be able to avoid breaching.
(c)    If Grace or GCP is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in clauses (a) and (b) of this Section 2.6, (i) the Party that has assumed, or the member of whose Group has assumed, the Liability with respect to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and such Party shall, or shall cause the applicable member of its Group to, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder and (ii) each of Grace and GCP, on behalf of itself and the other members of its respective Group, agrees not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.
2.7    Termination of Agreements.
(a)    Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 4.1, GCP, on its own behalf and each member of the GCP Group, on the one hand, and Grace, on its own behalf and each member of the Grace Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among GCP and/or any member of the GCP Group, on the one hand, and Grace and/or any member of the Grace Group, on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.
(b)    The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time), (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.7(b)(ii), (iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party, including any Shared Contracts, (iv) any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.7(c), and (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Grace or GCP, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).
(c)    All of the intercompany accounts receivable and accounts payable between any member of the Grace Group, on the one hand, and any member of the GCP Group, on the other hand, outstanding prior to the effective time of the Internal Distribution or the Effective Time, respectively, shall, prior to the effective time of the Internal Distribution or the Effective Time, respectively, be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise as determined by Grace in its sole and absolute discretion.
2.8    Treatment of Shared Contracts.
(a)    Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.8 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary

Agreement, any contract or agreement, a portion of which is a GCP Asset, but the remainder of which is a Grace Asset (any such contract or agreement, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or the member of its Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the GCP Group or the Grace Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the GCP Business or the Grace Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.8, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.8.
(b)    Each of Grace and GCP shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or the members of its Group, as applicable, not later than the effective time of the Internal Distribution, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).
(c)    Nothing in this Section 2.8 shall require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.8.
2.9    Bank Accounts; Cash Balances.
(a)    Each of Grace and GCP agree to take, or cause the applicable members of its Group to take, at or before the effective time of the Internal Distribution, all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by GCP or any other member of the GCP Group (collectively, the “GCP Accounts”) and all contracts or agreements governing each bank or brokerage account owned by Grace or any other member of the Grace Group (collectively, the “Grace Accounts”) so that each such GCP Account and Grace Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any Grace Account or GCP Account, respectively, is de-Linked from such Grace Account or GCP Account, respectively.
(b)    It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will be in place a cash management process pursuant to which the GCP Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by GCP or a member of the GCP Group.
(c)    It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will continue to be in place a cash management process pursuant to which the Grace Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by Grace or a member of the Grace Group.
(d)    With respect to any outstanding checks issued or payments initiated by Grace, GCP, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.
(e)    As between Grace and GCP (and the members of their respective Groups), all payments made and reimbursements received at or after the effective time of the Internal Distribution by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.
2.10    Ancillary Agreements. Effective on or prior to the Effective Time, each of Grace and GCP will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it is a party.
2.11    Disclaimer of Representations and Warranties. EACH OF GRACE (ON BEHALF OF ITSELF AND EACH MEMBER OF THE GRACE GROUP) AND GCP (ON BEHALF OF ITSELF AND EACH MEMBER OF THE GCP GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF

ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.
2.12    Financial Information Certifications. Grace’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to GCP as its Subsidiary. In order to enable the principal executive officer and principal financial officer of GCP to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, Grace, within thirty-five (35) days of the end of any fiscal quarter during which GCP remains Grace’s Subsidiary, shall provide GCP with one or more certifications with respect to such disclosure controls and procedures, its internal control over financial reporting and the effectiveness thereof. Such certification(s) shall be provided by Grace (and not by any officer or employee in their individual capacity).
ARTICLE III
THE DISTRIBUTION
3.1    Sole and Absolute Discretion; Cooperation.
(a)    Grace shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution, or to be effected in connection with the Distribution, and the timing and conditions to the consummation of the Distribution and any such transaction(s) and/or offering(s). In addition, Grace may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution and any such transaction(s) and/or offering(s), including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing shall in any way limit Grace’s right to terminate this Agreement or the Distribution as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.
(b)    GCP shall cooperate with Grace to accomplish the Distribution and shall, at Grace’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of GCP Shares on the Form 10. Grace shall select any investment bank or manager in connection with the

Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Grace. GCP and Grace, as the case may be, will provide to the Agent any information required in order to complete the Distribution.
3.2    Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:
(a)    Notice to NYSE. Grace shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.
(b)    GCP Certificate of Incorporation and GCP By-laws. On or prior to the Distribution Date, Grace and GCP shall take all necessary actions so that, as of the Effective Time, the GCP Certificate of Incorporation and the GCP By-laws shall become the certificate of incorporation and By-laws of GCP, respectively.
(c)    GCP Directors and Officers. On or prior to the Distribution Date, Grace and GCP shall take all necessary actions so that, as of the Effective Time, (i) the directors and executive officers of GCP shall be those set forth in the Information Statement mailed to the Record Holders prior to the Distribution Date, unless otherwise agreed by the Parties, (ii) each individual referred to in clause (i) shall have resigned from his or her position, if any, as a member of the Grace Board and/or as an executive officer of Grace and (iii) GCP shall have such other officers as GCP shall appoint.
(d)    NYSE Listing. GCP shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the GCP Shares to be distributed in the Distribution on the NYSE, subject to official notice of distribution.
(e)    Securities Law Matters. GCP shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Grace and GCP shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Grace and GCP will prepare, and GCP will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters which Grace determines are necessary or desirable to effectuate the Distribution, and each of Grace and GCP shall use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Grace and GCP shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the U.S. (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.
(f)    Mailing of Information Statement. Grace shall, as soon as is reasonably practicable after the Form 10 is declared (or otherwise becomes) effective under the Exchange

Act and the Grace Board has approved the Distribution, cause the Information Statement to be mailed to the Record Holders.
(g)    The Distribution Agent. Grace shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.
(h)    Stock-Based Employee Benefit Plans. Grace and GCP shall take all actions as may be necessary to approve the grants of adjusted equity awards by Grace (in respect of Grace shares) and GCP (in respect of GCP shares) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.
(i)    Restructuring Steps. Prior to the Effective Time, Grace, Grace Conn and GCP shall and shall cause each of their respective Subsidiaries to take such actions as are necessary to carry out each of the steps described in the Restructuring Steps Memorandum as taking place prior to the Effective Time.
3.3    Conditions to the Distribution.
(a)    The consummation of the Distribution will be subject to the satisfaction, or waiver by Grace in its sole and absolute discretion, of the following conditions:
(i)    The Separation shall have been completed in accordance with the Restructuring Steps Memorandum.
(ii)    The SEC shall have declared effective the Form 10 (or the Form 10 shall otherwise have become effective), no order suspending the effectiveness of the Form 10 shall be in effect and no proceedings for such purposes shall have been instituted or threatened by the SEC.
(iii)    The Information Statement shall have been mailed to Record Holders.
(iv)    Grace shall have received the Tax Opinions, in form and substance satisfactory to Grace in its sole discretion.
(v)    The transfer of the GCP Assets (other than any Delayed GCP Asset) and GCP Liabilities (other than any Delayed GCP Liability) contemplated to be transferred from Grace or another member of the Grace Group to GCP or another member of the GCP Group on or prior to the Distribution shall have occurred as contemplated by Section 2.1, and the transfer of the Grace Assets (other than any Delayed Grace Asset) and Grace Liabilities (other than any Delayed Grace Liability) contemplated to be transferred from GCP or another member of the GCP Group to Grace or another member of the Grace Group on or prior to the Distribution Date shall have occurred as contemplated by Section 2.1, in each case in accordance with or pursuant to the Restructuring Steps Memorandum

(vi)    The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, shall have become effective or been accepted.
(vii)    Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto.
(viii)    No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be in effect.
(ix)    (A) GCP shall have entered into the financing transactions described in the Form 10 and contemplated to occur on or prior to the Distribution Date (the “Financing Arrangements”) and the respective financings thereunder shall have been consummated; and (B) the Financing Arrangements shall be in full force and effect immediately prior to the Distribution.
(x)    The GCP Shares to be distributed to the Grace stockholders in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of distribution.
(xi)    No other events or developments shall exist or shall have occurred that, in the judgment of the Grace Board, in its sole and absolute discretion, make it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement.
(b)    The foregoing conditions are for the sole benefit of Grace and shall not give rise to or create any duty on the part of Grace or the Grace Board to waive or not waive any such condition or in any way limit Grace’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the Grace Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties. If Grace waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.
3.4    The Distribution.
(a)    Subject to Section 3.3, on or prior to the Effective Time, GCP will deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding GCP Shares as is necessary to effect the Distribution, and shall cause the transfer agent for the Grace Shares to instruct the Agent to distribute at the Effective Time the appropriate number of GCP Shares to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. GCP will not issue paper stock certificates in respect of the GCP Shares. The Distribution shall be effective at the Effective Time.
(b)    Subject to Section 3.3, each Record Holder will be entitled to receive in the Distribution a number of whole GCP Shares equal to the number of Grace Shares held by such Record Holder on the Record Date multiplied by the Distribution Ratio, rounded down to the nearest whole number.
(c)    No fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional shares interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of GCP. In lieu of any such fractional shares, each Record Holder that, but for the provisions of this Section 3.4(c), would be entitled to receive a fractional share interest of a GCP Share pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, Grace shall direct the Agent to determine the number of whole and fractional GCP Shares allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of the Record Holders that otherwise would be entitled to receive fractional share interests (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of Grace, GCP or the Agent will be required to guarantee any minimum sale price for the fractional GCP Shares sold in accordance with this Section 3.4(c). Neither Grace nor GCP will be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Grace or GCP. Solely for purposes of computing fractional share interests pursuant to this Section 3.4(c) and Section 3.4(d), the beneficial owner of Grace Shares held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.
(d)    Any GCP Shares or cash in lieu of fractional shares with respect to GCP Shares that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to GCP, and GCP shall hold such GCP Shares for the account of such Record Holder, and the Parties agree that all obligations to provide such GCP Shares and cash, if any, in lieu of fractional share interests shall be obligations of GCP, subject in each case to applicable escheat or other abandoned property Laws, and Grace shall have no Liability with respect thereto.
(e)    Until the GCP Shares are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, GCP will regard the Persons entitled to receive such GCP Shares as record holders of GCP Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. GCP agrees that, subject to any transfers of such shares, from and after the Effective Time (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the GCP Shares then held by such holder and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the GCP Shares then held by such holder.
ARTICLE IV
MUTUAL RELEASES; INDEMNIFICATION
4.1    Release of Pre-Distribution Claims.
(a)    GCP Release of Grace. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Effective Time, GCP does hereby, for itself and each other member of the GCP Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the GCP Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Grace and the members of the Grace Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Grace Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns and (iii) all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, agents or employees of a GCP Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of GCP or a member of the GCP Group, in each case from (A) all GCP Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the GCP Business, the GCP Assets or the GCP Liabilities.
(b)    Grace Release of GCP. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Effective Time, Grace does hereby, for itself and each other member of the Grace Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Grace Group (in each case, in their respective capacities as such), remise, release and forever discharge GCP and the members of the GCP Group and their respective successors and assigns, from (i) all Grace Liabilities, (ii) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (iii) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Grace Business, the Grace Assets or the Grace Liabilities.
(c)    Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreement, arrangement, commitment or understanding that is specified in Section 2.7(b) (or the applicable Schedules thereto) as not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:
(i)    any Liability provided in or resulting from any agreement among any members of the Grace Group or the GCP Group that is specified in Section 2.7(b) (or the applicable Schedules thereto) as not to terminate as of the Effective Time, or any other Liability specified in Section 2.7(b) as not to terminate as of the Effective Time;
(ii)    any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;
(iii)    any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;
(iv)    any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or
(v)    any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.
In addition, nothing contained in Section 4.1(a) shall release any member of the Grace Group from honoring its existing obligations to indemnify any director, officer or employee of GCP who was a director, officer or employee of any member of the Grace Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a GCP Liability, GCP shall indemnify Grace for such Liability (including Grace’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.
(d)    No Claims. GCP shall not make, and shall not permit any member of the GCP Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Grace or any other member of the Grace Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Grace shall not make, and shall not permit any other member of the Grace Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against GCP or any other member of the GCP Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).
(e)    Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each other member of its respective Group to execute and deliver releases reflecting the applicable provisions of this Section 4.1.
4.2    Indemnification by GCP. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, GCP shall, and shall cause the other members of the GCP Group to, indemnify, defend and hold harmless Grace, each member of the Grace Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Grace Indemnitees”), from and against any and all Liabilities of the Grace Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):
(a)    any GCP Liability;
(b)    any failure of GCP, any other member of the GCP Group or any other Person to pay, perform or otherwise promptly discharge any GCP Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;
(c)    any breach by GCP or any other member of the GCP Group of this Agreement or any of the Ancillary Agreements;
(d)    except to the extent it relates to a Grace Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the GCP Group by any member of the Grace Group that survives following the Distribution; and
(e)    any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if GCP shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in clause (e) of Section 4.3.
4.3    Indemnification by Grace. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, from and after the Effective Time Grace shall, and shall cause the other members of the Grace Group to, indemnify, defend and hold harmless GCP, each member of the GCP Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “GCP Indemnitees”), from and against any and all Liabilities of the GCP Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):
(a)    any Grace Liability;
(b)    any failure of Grace, any other member of the Grace Group or any other Person to pay, perform or otherwise promptly discharge any Grace Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;
(c)    any breach by Grace or any other member of the Grace Group of this Agreement or any of the Ancillary Agreements;
(d)    except to the extent it relates to a GCP Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Grace Group by any member of the GCP Group that survives following the Distribution; and
(e)    any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in Grace’s name in the Form 10, the Information Statement (as amended or supplemented if GCP shall have furnished any amendments or supplements thereto) or any other Disclosure Document; it being agreed that the statements set forth on Schedule 4.3(e) shall be the only statements made explicitly in Grace’s name in the Form 10, the Information Statement or any other Disclosure Document.
4.4    Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
(a)    The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity

Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.
(b)    The Parties agree that it is their intent that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the other members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.
4.5    Procedures for Indemnification of Third-Party Claims.
(a)    Notice of Claims. If, at or following the Effective Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Grace Group or the GCP Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within fourteen (14) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).
(b)    Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee being true, the Indemnifying Party shall indemnify the Indemnitee for any such Liabilities to the extent resulting from, or arising out of, such Third-Party-Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.
(c)    Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.
(d)    Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.
(e)    No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of wrongdoing or violation of Law by the other Party or another member of its Group and provides for a full, unconditional and irrevocable release of the other Party and the other members of its Group from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.
(f)    Tax Sharing Agreement Governs. The above provisions of this Section 4.5 and the provisions of Section 4.6 do not apply to Taxes (Taxes being governed by the Tax Sharing Agreement). In the case of any conflict or inconsistency between this Agreement and the Tax Sharing Agreement in relation to any matters addressed by the Tax Sharing Agreement, the Tax Sharing Agreement shall prevail.
4.6    Additional Matters.
(a)    Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the indemnification or contribution amount to which the Indemnitee is entitled under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b)    Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such Indemnifying Party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.
(c)    Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement, (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.
(d)    Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
(e)    Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

4.7    Right of Contribution.
(a)    Contribution. If any right of indemnification contained in Section 4.2 or Section 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.
(b)    Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7, (i) any fault associated with the business conducted with the Delayed GCP Assets or Delayed GCP Liabilities (except for the gross negligence or intentional misconduct of a member of the Grace Group) or with the ownership, operation or activities prior to the Effective Time of the GCP Business, the GCP Sold and Discontinued Businesses or a Legacy Sold and Discontinued Business constituting a GCP Asset shall be deemed to be the fault of GCP and the other members of the GCP Group, and no such fault shall be deemed to be the fault of Grace or any other member of the Grace Group, and (ii) any fault associated with the business conducted with Delayed Grace Assets or Delayed Grace Liabilities (except for the gross negligence or intentional misconduct of a member of the GCP Group) or with the ownership, operation or activities prior to the Effective Time of the Grace Business, the Grace Sold and Discontinued Businesses or a Legacy Sold and Discontinued Business constituting a Grace Asset shall be deemed to be the fault of Grace and the other members of the Grace Group, and no such fault shall be deemed to be the fault of GCP or any other member of the GCP Group.
4.8    Covenant Not to Sue or Assert Defense. Each Party hereby covenants and agrees that none of it, the other members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that (a) the assumption or retention of any GCP Liabilities by GCP or a member of the GCP Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the assumption or retention of any Grace Liabilities by Grace or a member of the Grace Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason or (c) the provisions of this Article IV are void or unenforceable for any reason.
4.9    Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.
4.10    Survival of Indemnities. The rights and obligations of each of Grace and GCP and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any liabilities or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the other members of its Group.
4.11    Real Property Transfer Documents. Notwithstanding anything to the contrary in any of the Transfer Documents entered into in connection with the transfer of Real Property, no warranty or any other provision contained therein shall act to increase either Party’s Liability beyond as set forth in this Agreement.
ARTICLE V
CERTAIN OTHER MATTERS
5.1    Insurance Matters.
(a)    Grace and GCP agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Effective Time. In no event shall any member of the Grace Group or any Grace Indemnitee have Liability or obligation whatsoever to any member of the GCP Group in the event that any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the GCP Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.
(b)    From and after the Effective Time, with respect to any losses, damages and Liability incurred by any member of the GCP Group prior to the Effective Time, Grace will provide GCP with access to, and GCP may, upon ten (10) days’ prior written notice to Grace, make claims under, Grace’s insurance policies in place immediately prior to the Effective Time and Grace’s historical policies of insurance, but solely to the extent that such policies provided coverage for members of the GCP Group prior to the Effective Time; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms and conditions of such insurance policies, including but not limited to any limits on coverage or scope, and any deductibles, self-insured retentions, retrospectively rated insurance plans and other fees and expenses, and shall be subject to the following additional conditions:
(i)    GCP shall report any claim to Grace as promptly as practicable, and in any event in sufficient time so that such claim may be made in accordance with the policies’ terms and conditions;
(ii)    GCP and the other members of the GCP Group shall be responsible for making payments directly to insurers where possible, and shall indemnify, hold harmless and reimburse Grace and the members of the Grace Group for any deductibles, self-insured retention, retrospective premium payments, and fees and expenses incurred by any member of the Grace Group to the extent resulting from any access to, or any claims made by GCP or any other members of the GCP Group under, any insurance provided pursuant to this Section 5.1(b), including claims previously reported and any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by a member of the GCP Group, employees or Third Parties; and
(iii)    GCP shall exclusively bear (and no member of the Grace Group shall have any obligation to repay or reimburse any member of the GCP Group for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by any member of the GCP Group under the policies as provided for in this Section 5.1(b). In the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the GCP Group, on the one hand, and the Grace Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to Grace’s insurance carrier(s) (including any submissions prior to the Effective Time). To the extent that the Grace Group or the GCP Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to Grace’s insurance carrier(s), the other party shall promptly pay the first party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, Grace may elect not to reinstate the policy aggregate. In the event that Grace elects not to reinstate the policy aggregate, it shall provide prompt written notice to GCP, and GCP may direct Grace in writing to, and Grace shall, in such case, reinstate the policy aggregate; provided that GCP shall be responsible for all reinstatement premiums and other costs associated with such reinstatement.
(c)    Except as provided in Section 5.1(b), from and after the Effective Time, no member of the GCP Group shall have any rights to or under any of the insurance policies of any member of the Grace Group. At the Effective Time, the members of the GCP Group shall have in effect all insurance programs required to comply with the GCP Group’s contractual obligations and such other insurance policies required by Law or as reasonably necessary or appropriate for companies operating a businesses similar to GCP’s. Such insurance programs may include general liability, commercial auto liability, workers’ compensation, employer’s liability, product liability, property, cargo, employee dishonesty/crime, directors’ and officers’ liability and fiduciary liability.
(d)    No member of the GCP Group, in connection with making a claim under any insurance policy of any member of the Grace Group pursuant to this Section 5.1, shall take any action that would be reasonably likely to (i) have an adverse impact on the then-current relationship between any member of the Grace Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or reducing coverage, or increasing the amount of any premium owed by any member of the Grace Group under the applicable insurance policy or (iii) otherwise compromise, jeopardize or interfere with the rights of any member of the Grace Group under the applicable insurance policy, provided that, for avoidance of doubt that this Section 5.1(d) shall not preclude or otherwise restrict any member of the GCP Group from reporting claims to insurers in the ordinary course of business.

(e)    All payments and reimbursements by GCP pursuant to this Section 5.1 will be made within fifteen (15) days after GCP’s receipt of an invoice therefor from Grace. In the event that GCP makes payments to insurance companies directly, then GCP shall make payments in compliance with the requirements and policies and procedures with respect to insurance payments in effect prior to the Effective Time. If Grace incurs costs to enforce GCP’s obligations herein, GCP agrees to indemnify and hold harmless Grace for such enforcement costs, including reasonable attorneys’ fees pursuant to Section 4.6. Grace shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any GCP Liabilities and/or claims GCP has made or could make in the future. No member of the GCP Group shall, without the prior consent of Grace or otherwise as expressly permitted under this Agreement, erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with Grace’s insurers with respect to any of Grace’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. GCP shall cooperate with Grace and share such information as is reasonably necessary in order to permit Grace to manage and conduct its insurance matters as it deems appropriate. No member of the Grace Group shall have any obligation to secure extended reporting for any claims under any Liability policies of any member of the Grace Group for any acts or omissions by any member of the GCP Group incurred prior to the Effective Time.
(f)    This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Grace Group in respect of any insurance policy or any other contract or policy of insurance.
(g)    GCP does hereby, for itself and each other member of the GCP Group, agree that no member of the Grace Group shall have any Liability whatsoever as a result of the insurance policies and practices of the members of the Grace Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.
5.2    Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to Prime Rate plus two (2%) percent.
5.3    Treatment of Payments for Tax Purposes. For all tax purposes, the Parties agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by Grace Conn to GCP or a distribution by GCP to Grace or Grace Conn, as the case may be, occurring immediately prior to the effective time of the Internal Spin or the Effective Time or as a payment of an assumed or retained Liability, as the case may be, in each case, as determined by Grace, in its sole discretion, and (ii) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.
5.4    Inducement. GCP acknowledges and agrees that Grace’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by GCP’s covenants and agreements in this Agreement and the Ancillary Agreements, including the assumption by members of the GCP Group of the GCP Liabilities to be assumed by them pursuant to the Separation and the provisions of this Agreement and GCP’s covenants and agreements contained in Article IV.
5.5    Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.
ARTICLE VI
EXCHANGE OF INFORMATION; CONFIDENTIALITY
6.1    Agreement for Exchange of Information.
(a)    Subject to Section 6.9 and any other applicable confidentiality obligations, each of Grace and GCP, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the other members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor from the other Party or its Group members, any information (or a copy thereof) in the possession or under the control of such first Party or its Group members to the extent that (i) such information relates to the GCP Business, or any GCP Asset or GCP Liability, if a member of the GCP Group is the requesting Party, or to the Grace Business, or any Grace Asset or Grace Liability, if a member of the Grace Group is the requesting Party, (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence.  The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such

Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of a Party under Section 6.4.
(i)    Without limiting the generality of the foregoing, until the first GCP fiscal year end occurring after the Effective Time (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.
6.2    Ownership of Information. The provision of any information pursuant to Section 6.1 or Section 6.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.
6.3    Compensation for Providing Information. The Party requesting information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.
6.4    Record Retention. To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control at the Effective Time in accordance with the policies of Grace as in effect at the Effective Time or such other policies as may be adopted by Grace after the Effective Time (provided, in the case of GCP, that Grace notifies GCP of any such change); provided, however, that in the case of any information relating to Taxes, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof). Notwithstanding the foregoing, Section 9.01 of the Tax Sharing Agreement will govern the retention of Tax related records, and Section 9.01 of the Employee Matters Agreement will govern the retention of employment and benefits related records.
6.5    Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence or willful misconduct by the Party providing such information. Neither Party shall have any Liability to the other Party if any information is destroyed after commercially reasonable efforts by such first Party to comply with the provisions of Section 6.4.
6.6    Other Agreements Providing for Exchange of Information.
(a)    The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any Ancillary Agreement.
(b)    Any party that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.
6.7    Production of Witnesses; Records; Cooperation.
(a)    After the Effective Time, except in the case of an adversarial Action or Dispute between Grace and GCP, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or other member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.
(b)    Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.
(c)    Without limiting any provision of this Section 6.7 and subject to the terms of the Cross License Agreement, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a Third Party in a manner that would hamper or undermine the defense of such infringement or similar claim.
(d)    The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).
6.8    Privileged Matters.
(a)    The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the respective members of the Grace Group and the GCP Group, and that each of the respective members of the Grace Group and the GCP Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the Grace Group or the GCP Group, as the case may be.
(b)    The Parties agree as follows:
(i)    Grace shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Grace Business, the Grace Sold and Discontinued Businesses and the Legacy Sold and Discontinued Businesses that constitute Grace Assets and not to the GCP Business, the GCP Sold and Discontinued Businesses or the Legacy Sold and Discontinued Businesses that constitute GCP Assets, whether or not the Privileged Information is in the possession or under the control of any member of the Grace Group or any member of the GCP Group. Grace shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Grace Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Grace Group or any member of the GCP Group; and
(ii)    GCP shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the GCP Business the GCP Sold and Discontinued Businesses and the Legacy Sold and Discontinued Businesses that constitute GCP Assets and not to the Grace Business the Grace Sold and Discontinued Businesses or the Legacy Sold and Discontinued Businesses that constitute Grace Assets, whether or not the Privileged Information is in the possession or under the control of any member of the GCP Group or any member of the Grace Group. GCP shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any GCP Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the GCP Group or any member of the Grace Group.
(iii)    If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree.  The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates (A) solely to the Grace Business, the Grace Sold and Discontinued Businesses or the Legacy Sold and Discontinued Businesses that constitute Grace Assets, (B) solely to the GCP Business, the GCP Sold and Discontinued Businesses or the Legacy Sold and Discontinued Businesses that constitute GCP Assets or (C) to both.
(c)    Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.
(d)    If any Dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Group, each Party agrees that it shall (i) negotiate with the other Party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party and (iii) not unreasonably withhold consent to any request for waiver by the other Party.  Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.
(e)    In the event of any adversarial Action or Dispute between Grace and GCP, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c), provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the Action or Dispute between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party.
(f)    Upon receipt by either Party, or by any other member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which the other Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than ten (10) business days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.
(g)    Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of Grace and GCP set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.
(h)    In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable other members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.
6.9    Confidentiality.
(a)    Confidentiality. Subject to Section 6.10, from and after the Effective Time until the five-year anniversary of the Effective Time, each of Grace and GCP, on behalf of itself and each other member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Grace’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by any member of such first Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such first Party (or any other member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of any member of such first Party’s Group. If any confidential and proprietary information of one Party or any other member of its Group is disclosed to any member of the other Party’s Group in connection with providing services to any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.
(b)    No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon).
(c)    Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and a member of the other Party’s Group, on the other hand, prior to the Effective Time or (ii) that, as between the two Parties, was originally collected by a member of the other Party’s Group and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the other members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.
6.10    Protective Arrangements. In the event that a Party or any other member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of any member of the other Party’s Group that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.
6.11    Name Change Obligation. GCP hereby covenants and agrees that as soon as reasonably practicable, and in no event later than eighteen (18) months, following the Effective Time, or such longer period as may be required by applicable Law, GCP shall, and shall cause each applicable member of the GCP Group to (i) change its legal name to a name that does not include the word “Grace”, nor uses the Grace Name and Grace Marks, and (ii) take such actions as may be necessary to cause any GCP Permits held by each such entity to refer to such new legal name and to eliminate the word “Grace” and any references to the Grace Name and Grace Marks.
ARTICLE VII
DISPUTE RESOLUTION
7.1    Good-Faith Negotiation. Subject to Section 7.4, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or Ancillary Agreement (including regarding whether any Assets are GCP Assets, any Liabilities are GCP Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”), shall provide written notice thereof to the other Party (the “Initial Notice”), and within thirty (30) days of the delivery of the Initial Notice, the Parties shall attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by executives who hold, at a minimum, the title of vice president and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days after the delivery of such notice or if a Party reasonably concludes that the other Party is not willing to negotiate as contemplated by this Section 7.1, the Dispute shall be submitted to mediation in accordance with Section 7.2.
7.2    Mediation. Any Dispute not resolved pursuant to Section 7.1 shall, at the written request of a Party (a “Mediation Request”), be submitted to nonbinding mediation in accordance with the then current International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure, except as modified herein. The mediation shall be held in (i) New York, New York or (ii) such other place as the Parties may mutually agree in writing. The Parties shall have twenty (20) days from receipt by a Party of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Parties within twenty (20) days of receipt by a Party of a Mediation Request, then a Party may request (on written notice to the other Party), that CPR appoint a mediator in accordance with the CPR Mediation Procedure. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the Parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other Party, except in the course of a judicial or regulatory proceeding or as may be required by Law or requested by a Governmental Authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall, to the extent reasonably practicable, give the other Party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests. If the Dispute has not been resolved within sixty (60) days of the appointment of a mediator, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then the Dispute shall be submitted to binding arbitration in accordance with Section 7.3.
7.3    Arbitration.
(a)    In the event that a Dispute has not been resolved within sixty (60) days of the appointment of a mediator in accordance with Section 7.2, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of a Party (the “Arbitration Request”) be submitted to be finally resolved by binding arbitration pursuant to the CPR Arbitration Procedure. The arbitration shall be held in the same location as the mediation pursuant to Section 7.2. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 7.3 will be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $2 million, or (ii) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $2 million or more.
(b)    If the arbitration will be before a panel of three (3) arbitrators, the arbitrators will be chosen as follows: (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two (2) Party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within fifteen (15) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the CPR Arbitration Procedure. In the event that the two (2) Party-appointed arbitrators fail to appoint the third, then the third, independent arbitrator will be appointed pursuant to the CPR Arbitration Procedure. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within fifteen (15) days of the date of receipt of the Arbitration Request. If the Parties cannot agree on a sole independent arbitrator, then upon written application by either Party, the sole independent arbitrator will be appointed pursuant to the CPR Arbitration Procedure.
(c)    The arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any relief which it (or they) deem(s) proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitrator(s) will not award any relief not specifically requested by the Parties and, in any event, will not award any indirect, punitive, exemplary, remote, consequential, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim). Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 7.4, the arbitrator(s) may affirm or disaffirm that relief, and the Parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The initiation of mediation or arbitration pursuant to this Article VII will toll the applicable statute of limitations for the duration of any such proceedings.
7.4    Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 7.1, Section 7.2 and Section 7.3 if such action is reasonably necessary to avoid irreparable damage and (b) either Party may initiate arbitration before the expiration of the periods specified in Section 7.2 and Section 7.3 if (i) such Party has submitted a Mediation Request or Arbitration Request, as applicable, and the other Party has failed, within the applicable periods set forth in Section 7.3, to agree upon a date for the first mediation session to take place within thirty (30) days after the appointment of such mediator or such longer period as the Parties may agree to in writing or (ii) the other Party has failed to comply with Section 7.3 in good faith with respect to commencement and engagement in arbitration. In such event, the first Party may commence and prosecute such arbitration unilaterally in accordance with the CPR Arbitration Procedure.
7.5    Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause the other members of their respective Group to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE VIII
FURTHER ASSURANCES AND ADDITIONAL COVENANTS
8.1    Further Assurances.
(a)    In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)    Without limiting the foregoing, prior to, at and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the GCP Assets and the Grace Assets and the assignment and assumption of the GCP Liabilities and the Grace Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.
(c)    On or prior to the Effective Time, Grace and GCP in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by Grace, GCP or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.
(d)    Grace and GCP, on their own behalf and on behalf of each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of (i) the failure of any member of the GCP Group, on the one hand, or of any member of the Grace Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any Third Party arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

ARTICLE IX
TERMINATION
9.1    Termination. This Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by Grace, in its sole and absolute discretion, without the approval or consent of any other Person, including GCP. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.
9.2    Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.
ARTICLE X
MISCELLANEOUS
10.1    Counterparts; Entire Agreement; Corporate Power.
(a)    This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.
(b)    This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement among the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings among the Parties other than those set forth or referred to herein or therein.
(c)    Grace represents on behalf of itself and each other member of the Grace Group, and GCP represents on behalf of itself and each other member of the GCP Group, as follows:
(i)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and
(ii)    this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof and thereof.
(d)    Each Party acknowledges that it, each of the other Parties and each other party to an Ancillary Agreement is executing this Agreement and certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Parties at any time, it will as promptly as reasonably practicable cause this Agreement and each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.
(e)    In the event of any conflict or inconsistency between this Agreement and the Tax Sharing Agreement in relation to any matters addressed by the Tax Sharing Agreement, the Tax Sharing Agreement shall prevail. For the avoidance of doubt, the Tax Sharing Agreement shall govern all matters (including any indemnities and payments among the parties and each other member of their respective Groups and the allocation of any rights and obligations pursuant to agreements entered into with Third Parties) relating to Taxes or otherwise addressed in the Tax Sharing Agreement.
10.2    Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any Party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.
10.3    Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that none of the Parties may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Parties hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a Party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant Party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Parties. Nothing herein is intended to, or shall be construed to, prohibit any Party or any member of its Group from being party to or undertaking a change of control.
10.4    Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Grace Indemnitee or GCP Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and any other parties thereto are not intended to confer upon any Person except the

Parties (and such other parties) any rights or remedies hereunder or thereunder and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.
10.5    Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent, applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):
If to Grace or Grace Conn, to:
W. R. Grace & Co.
7500 Grace Drive
Columbia, Maryland 21044
Attention: General Counsel

with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:     Andrew R. Brownstein
Gregory E. Ostling

If to GCP, to:
GCP Applied Technologies Inc.
62 Whittemore Avenue
Cambridge, Massachusetts 02140
Attention:     General Counsel

with a copy (prior to the Effective Time) (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:     Andrew R. Brownstein
Gregory E. Ostling
Any Party may, by notice to the other Parties, change the address to which such notices are to be given.

10.6    Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.
10.7    Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.
10.8    No Set-Off. Except as set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Grace nor GCP nor any member of either such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.
10.9    Publicity. Prior to the Effective Time, each of GCP and Grace shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby or under any Ancillary Agreement and prior to making any filings with any Governmental Authority with respect thereto.
10.10    Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all costs and expenses incurred on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Separation, the Form 10, the steps contemplated by the Restructuring Steps Memorandum and the consummation of the transactions contemplated hereby and thereby will be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses.
10.11    Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.12    Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.
10.13    Waivers of Default. Waiver by a Party of any default by any other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.
10.14    Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party that is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.
10.15    Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.
10.16    Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement), (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified, (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement, (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified, (f) the word “or” shall not be exclusive, (g)

unless otherwise specified in a particular case, the word “days” refers to calendar days, (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the U.S. or New York, New York, (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified and (j) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [●].
10.17    Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, but without limiting any recovery expressly provided by Section 8.2, no member of the GCP Group, on the one hand, nor any member of the Grace Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).
10.18    Performance. Grace will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Grace Group. GCP will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the GCP Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.
10.19    Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable
10.20    Existing Plan of Reorganization. The obligations of the parties under the Plan of Reorganization shall continue under this Agreement, and shall not in any event be terminated, extinguished or annulled, but shall hereafter be governed by this Agreement. All references to the Plan of Reorganization in any Transaction Document (other than this Agreement) or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof. It is understood and agreed that the Plan of Reorganization is being amended and restated in its entirety hereby by entry into this Agreement on the date hereof.

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IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

W. R. GRACE & CO.

By:
Name:
Title:
W. R. GRACE & CO.-CONN.

By:
Name:
Title:

GCP APPLIED TECHNOLOGIES INC.

By:
Name:
Title: